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                         AMENDMENT NO. 4 TO LOAN AGREEMENT

This Amendment No. 4 to Loan Agreement ("Amendment") is made as of April 6, 1998 between Dow AgroSciences LLC, formerly known as DowElanco LLC, a Delaware limited liability company (the "Lender"), and Mycogen Corporation, a California corporation (the "Borrower") (together, the "parties").

WHEREAS, Lender and Borrower are parties to that certain Loan Agreement dated as of April 1, 1997, as amended by Amendment No. 1 as of September 29, 1997, Amendment No. 2 as of November 14, 1997, and Amendment No. 3 as of November 18, 1997 (the "Agreement"); and

WHEREAS, the parties wish to further amend the Agreement;

NOW THEREFORE, the parties hereto have agreed and do hereby agree to amend the Agreement as follows:

     Section 1.2 Repayment is hereby deleted in its entirety and replaced with the following:

     1.2 Repayment

         Repayment may be made at any time, provided that the final repayment be made on or prior to September 30, 1999.

     All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first written above.

LENDER:                                  BORROWER:

Dow AgroSciences LLC                     Mycogen Corporation


By: /s/ Sean S. Skinner                  By: /s/ James A. Baumker
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Printed: Sean S. Skinner                    Printed: James A. Baumker
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Title: Treasurer                            Title:  CEO
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Date: 4/7/98                               Date: 4/8/98
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